Exhibit 6.8

Fairview Hospitality

6755 Richardson Circle, Fairview PA 16415

Telephone: 814.217-0817 Facsimile: 814.833.2667

www.FairviewHospitality.com

MANAGEMENT AGREEMENT

THIS AGREEMENT is made this           day of                                  , 2011, between:

                                         . with a mailing address of

                                    (hereinafter referred to as “Owner),

- and -

Fairview Hospitality, with a mailing address of 2101 Peninsula

Drive Suite 1 Erie PA 16506 (hereinafter referred to as “Agent”).

WITNESSETH:

WHEREAS, Owner owns parcels of real properties located in Georgia and Tennessee and d.b.a. BEAR Village, that Owner has developed a complex of buildings containing a full service s, limited services with various other support venues to include: water parks, condominiums, pools, restaurants/lounges, banquet and conference center, adventure parks collectively referred to as the “Resorts”; and

WHEREAS, Resorts has various full service style and food court style restaurants, kiosk style lounges, bars, arcade center, themed gift shops, party rooms, meeting rooms, fitness center, and numerous other amenities, facilities and activities for guests; and

WHEREAS, Agent is in the business of operating and managing resorts with Hotels, s and restaurants within Hotels and s; and

WHEREAS, the s will be operated as an independent or in such other manner as shall be agreed upon by Owner and Agent from time to time; and

WHEREAS, Owner desires to hire Agent to operate and manage Owner’s Resort, and Agent desires to assume such operation and management upon the terms and conditions set forth in this Agreement; and

WHEREAS, it is believed to be to the mutual advantage of Owner and Agent to enter into this Agreement.

1

NOW, THEREFORE, the parties hereto, for and in consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, mutually agree as follows:

1.              Incorporation of Preambles. The foregoing preambles are incorporated herein by reference and are made a part of this Agreement.

2.              Appointment of Agent. Subject to the terms and conditions set forth in this Agreement, the Owner appoints and contracts with the Agent as exclusive agent for the operation and management of the Resort in the current and proposed development facilities; and the Agent accepts the appointment to exclusively operate and manage the Resort pursuant to the terms of this Agreement.

3.             Term. This Agreement shall become effective when Owner and Agent execute this agreement and shall continue in effect for Seven (7) years from the date of execution, unless renewed or sooner terminated in accordance with the terms of this Agreement.

4.              Deposit & Payment Terms. Development Compensation. Development services shall begin upon execution of this agreement and run and continue until substantial completion of the resort. The Owner agrees to pay Agent a fee equal to 2% of the estimated construction cost for development oversight including concept development, construction plan review, oversight of the construction team and construction manager, punch lists, operating plans and budgets, training and setup of the property, FF&E selection and purchase oversight, and operations set-up fee (travel related expenses will be billed the responsibility of Fairview Hospitality). A Deposit of $150,000 is due within 30 days of signing this agreement, The remaining balance will be paid monthly with the amount due calculated by multiplying the estimated project budget times the percentage completed and calculating 2% of the resulting number. At no point will a monthly payment be less than $25,000. Development services to include but not limited to; providing oversight of; set-up of transition plan, indoor Hotel areas, inventory, small wares, etc.; developing and implementing a Sales and Marketing Plan and annual budget; developing and implementing arcade game purchases, redemption setup and conversion upon takeover; preparing operating plans for conversion and preparing, managing and coordinating with the ad agency & ownership any grand opening (VIP) party and re-launch of the Resort to the public and the additional services as discussed.

5.              Compensation for Operational and Managerial Services.

a.              Post-Takeover Date Compensation. In consideration for the services to be rendered to the Owner by the Agent under this Agreement, the Owner agrees to pay the Agent four percent (4%) of the Gross Revenues (hereinafter defined) from the Resort actually collected, deducted monthly from the Operating Accounts (hereinafter defined) on the tenth (10th) day of the month following for which Gross Revenues are calculated. “Gross Revenues” shall mean all revenues, fees, rentals and receipts of every kind derived from operating the Resort and all departments and parts thereof, including, but not limited to, income (from both cash and credit transactions) revenues, fees, rentals and receipts from: rentals of rooms, suites, conference rooms, ball rooms and other space, telephone charges, stores, offices, exhibit or sales space of every kind; license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires); income from vending machines; income from parking; health club membership fees; admission fees; food and beverage sales; wholesale and retail sales of merchandise; service charges; and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Revenues shall not include the following: gratuities to employees of the Resort; federal, state or municipal excise, sales or use taxes or any other taxes collected directly from customers, patrons or guests or included as part of the sales price of any rentals, goods or services; interest received or accrued with respect to funds in Advertising Accounts, the Reserve Accounts or the Operating Accounts of the Resort; any refunds, rebates, discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof; or insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds (other than for a temporary taking), or revenues derived through sales of real estate.

2

b.              Performance Bonus Incentive. As additional consideration for the services to be rendered to the Owner by the Agent under this Agreement, Owner agrees to pay Agent an annual incentive bonus based on meeting certain operational performance goals. The performance bonus shall be based on operating profits for each year, the first year running from the Turnover Date through and including December will be on a pro-rate based on the number of months open. Thereafter the annual Incentive Bonus will be based on a full twelve (12) months starting with January and including December and will continue for each twelve (12) month period thereafter during the term of this Agreement. The performance bonus will be based on a budget submitted by agent to owner no less then 180 days in advance of opening date for the first year. The performance bonus for the 1st full calendar year and through the term of this agreement will be based upon a budget submitted by agent to owner no earlier then 120 days and no later then 90 days prior to the date budget becomes active.

Operating Profit* GOAL	% OF Operating	Percentage of Bonus
	Goal Met	Paid on Operating Profit

TBD	110%+	2%
	105.1% - 109.9%	1.5%
	100% - 105%	.5%

For example, in year 2, if operating profit goal is $8,000,000.00 and actual operating profit is $ 8,400,000.00 the operating profit would fall between the 100% and 105% scale and Agent would be entitled to a performance bonus of .5% in addition to the post-operating compensation paid to Agent under Paragraph 5.a above. In this example, Agent would be entitled to a performance bonus of $8,400,000.00 x .005% or $42,000.00. If, for example, in year 2, the operating profit $7,300,000.00, because operating profits are below 99.99% of budget, Agent would not be entitled to any performance bonus. Any performance bonus due and payable to Agent must be paid by Owner to Agent within sixty (60) days of the completion of the year for which the performance bonus is calculated.

*Operating Profit is calculated on gross revenues less operating expenses and management fees and before the following Fixed Costs: principal, interest, depreciation, reserves, taxes & owners profits.

6.              Reimbursable Expenses: Shall be billed monthly and are payable within 30 days. Expenses include additional travel to places other than the site at request of Client or as needed by events that may occur during the Project Calendar, temporary office at the site if required and equipment required to support the temporary office. Client shall provide access to the Facility site and shall arrange such access provided that Agent has provided reasonable notice. Travel is defined as: costs for airfare, car rental (if necessary), meals ($40.00 per diem/pp daily) and mileage, to be reimbursed to Agent by Client.

7.              Agent’s General Operational and Management Responsibilities. The Owner agrees that the Agent shall act as the Owner's exclusive agent in managing and operating the Resort. Accordingly, Owner grants to Agent the sole and exclusive right, subject to and in accordance with the terms of this Agreement, to supervise, direct and control the operation and management of the Resort during the term of this Agreement, for and on behalf of the Owner, in the name of the Owner, and for the Owner’s account. Without limiting the generality of the foregoing, the Agent shall have the following responsibilities, authority, and duties as to the Resort:

(a)            Revenues. To collect when due all money, invoices, charges, revenues and other amounts receivable on the Owner's account in connection with the operation of the Resort. Such receipts will be deposited in accounts, separate from all other accounts and funds, with a bank or banks selected by the Agent and Owner and maintained in accordance with Paragraph 7 of this Agreement. These accounts will be managed and handled by the Agent and be designated of record as the “Hotel Operating Account” and the “Operating Account.” All revenues from the Hotels operations, including, but not limited to, the restaurants, arcade, gift shop, bar, Spa, party rooms and other within the Hotels, will be deposited to the Hotels Operating Account and all Revenues for the operations, including the restaurants within the , will be deposited to the Operating Account. Similarly, Agent may open one or more separate operating accounts for the Conference Center and make deposits thereto (hereinafter sometimes collectively referred to as the “Operating Accounts”); provided, however, Agent reserves the right and shall have the absolute discretion to create sub-operating accounts for the Resort for such things as restaurants, vending machines, clubs, etc., if Agent deems necessary. The monthly statements for the Operating Accounts shall be provided to both Owner and Agent.

3

(b)            Hours of Operation. To use all reasonable efforts to keep the Hotels and all areas of the Resort operating during the hours of operation as agreed in writing by Owner and Agent.

(c)            Utilities, Cleaning and Related Services. To negotiate and contract on behalf of the Owner in the name of the Owner for cleaning, laundry and dry cleaning service, refuse collection, pest extermination, water, sewer, gas, electricity, and telephone service, cable and satellite television service and other utilities and services necessary for the operation and maintenance of the Resort. Agent shall receive and pay all such utility and service bills for the Resort out of the respective Operating Accounts.

(d)            Reserve Accounts. The following is an example of an industry standard for reserve accounts, actual percentages and cap amounts will be determined by the lending institution. As soon as Agent believes, in Agent’s sole discretion, that revenues are sufficient to establish Reserve Accounts, to withhold and deposit to the Reserve Accounts (the “Reserve Accounts”) 4% of gross monthly revenues for improvements, alterations, repairs, maintenance, modernization and other periodic expenses; provided, however, that once the Resort Reserve Account reaches $500,000.00, said Reserve Account will merely be maintained at a balance of $500,000.00 and will not be increased without the prior written consent of Owner. This account will be managed and handled by the Agent and be designated of record as the “Resort Reserve Account” (hereinafter sometimes collectively referred to as the “Reserve Accounts”). Agent and Owner may create other reserve accounts as mutually agreed. The Reserve Accounts will be at a bank or banks selected by Owner and copies of the monthly statements therefore shall be provided to both Owner and Agent.

(e)            Maintenance. To make miscellaneous improvements, alterations, repairs and maintenance; provided, however, that no single improvement, alteration, repair or maintenance in excess of $10,000.00 shall be implemented by Agent without the prior approval of Owner. Prior approval of the Owner will be required for any expenditure that exceeds

$10,000.00 in any one instance in connection with the maintenance and repair of the Resort, except for emergency repairs involving manifest danger to persons or property, or required to avoid suspension of any necessary service to the Resort. In the latter event, the Agent will attempt to obtain the Owner’s prior approval of any such expenditures, if possible.

(f)            Vendors, Suppliers and Service Providers. To completely control and deal with all food, beverage, furniture, equipment, inventory, supplies and service providers and vendors and a change in a food, beverage, equipment, inventory, supply or service provider or vendor may only be made with Agent’s consent.

(g)            Contracts or Supplies and Services. To obtain and receive estimates, negotiate contracts and to enter into contracts on behalf of the Owner in the Owner’s name with food, beverage, furniture, equipment, inventory, supplies and service providers and vendors and with outside maintenance people and independent contractors. All such costs shall be paid out of the respective Operating Accounts.

(h)           Costs and Expenses. To oversee and manage the payment of all mortgage and interest payments of the Resort, lease payments, insurance premiums, tax assessments, operating expenses and other costs and expenses associated with operation and maintenance of the Resort and to pay said costs and expenses out of the respective Operating Accounts.

(i)             General Operation and Management. To oversee and provide for the day-to-day operation and maintenance of the Resort, which may include such matters as providing standard operating policy manuals, associate handbooks and other materials for use by managers and for use by employees, management of all improvements, alterations, repairs, maintenance and modernization, conducting of training seminars for employees for general operational matters, safety issues and “Guest spirit” guest services as needed to insure customarily levels of operation for the Resort. Agent agrees to conduct a minimum of one (1) site inspections and performance audits each quarter during the term of this Agreement.

(j)             Restaurant Supplies and Menus, Pricing, Decor and Inventory. To purchase on behalf of the Owner in the Owner’s name all food, drinks, alcohol, promotional items, utensils, plates, cups, equipment, tools, appliances, materials, supplies, and uniforms necessary for the maintenance and operation of the restaurants, lounges and bars. To oversee and manage menu make-up, beverage make-up, pricing of food and beverages, printing of menus, and purchase of and management of decorations, decor, plates, utensils, glasses and other inventory and supplies for the operation of the restaurants, lounges and bars.

4

(k)            Purchasing. To maintain a program of purchasing of all supplies, furniture, equipment, inventory, food, beverages and services for efficient operation of the Resort. This Purchasing power will be administered by Agent with a detailed with an accurate monthly accounting of such purchasing to be provided to Owner.

(l)             Customer Complaints. To receive, deal with and address customer complaints and maintaining customer satisfaction.

(m)          Disburse Net Revenues. To the extent available and not necessary for operations of the Resort, to disburse from the respective Operating Accounts as provided in this Agreement by the twentieth (20th) day of each month for the preceding month Operating Profit from operations of the Resort to the Owner. “Operating Profit” shall mean and be defined as set forth in Exhibit “A” to this Agreement.

(n)           Physical Plant. To obtain and receive estimates, to negotiate for, and to oversee, manage and contract for on behalf of Owner in the name of Owner all cleaning, painting, decorating, plumbing, carpentry, grounds care, and such other maintenance and repair work and labor as may be necessary for the Resort.

(o)            Operations. To manage and operate the Resort in accordance with standards comparable to those prevailing in the industry.

(p)            Pricing. To establish prices, rates and charges for admission, rentals, use, goods and services provided in the Resort.

(q)            Administrative Policies and Procedures. To establish and revise, as necessary, administrative policies and procedures, including policies and procedures for the control of revenue and expenditures, for the purchasing of supplies and services, for the control of credit, and for the scheduling of maintenance.

(r)             Public Relations and Advertising. To arrange for and supervise public relations and advertising, and prepare marketing plans for the Resort.

(s)            Licenses and Permits. To obtain and keep in full force and effect on behalf of Owner or in Owner’s name, as may be required by applicable law, any and all licenses and permits to the extent same is within the control of Agent.

8.              Collection and Disbursement of Revenue. The Agent shall have the following authority and duties as to the collection and disbursement of revenues for the Resort:

(a)            General Duties and Authority as to Operating Accounts. Agent will establish and maintain, in a bank or banks selected by the Owner and Agent, Operating Accounts for the deposit of all funds collected from the Resort into which accounts the funds are to be deposited within forty-eight (48) hours of the day of receipt, and to disburse or to have disbursed regularly and punctually the operating expenses of the Resort as authorized by this Agreement and all payments that the Agent must make to discharge the Agent's responsibilities and duties under this Agreement, and to make payment of the Agent's compensation, which are subject to any and all limitations contained in this Agreement.

(b)            System of Control. Agent will organize and maintain a system of controls designed to assure the authenticity of bills, invoices, and statements charged and paid, and, in carrying out this responsibility, the Agent shall authorize all purchases and the hiring of services as to the Resort only by supervisory personnel of the Resort.

(c)            Minimum Balance. A minimum balance of $250,000.00 shall be maintained in each Operating Account at all times and in the event that the balance in any Operating Account is at any time below $250,000 or otherwise insufficient to pay disbursements due and payable, the Agent shall inform the Owner of that fact and the Owner shall then remit to the Agent sufficient funds to increase the balance of the applicable Operating Account to $250,000.00 or cover the deficiency. In no event shall the Agent be required to use its own funds to pay expenses or costs of the Resort. Agent shall have no obligation to and under no circumstance shall be responsible for advancing funds for any expense or cost on behalf of the Owner.

5

9.              Advertising. Agent will handle all advertising for the Resort and shall handle the type and amount of promotion and advertising. Agent will advertise the Resort by the full use of appropriate media of communications, such as placing ads in newspapers, displaying signs and billboards, using radio and television ads, coupons, sponsorships, promotional items and events, etc. and shall charge all expenses of advertising to the Operating Accounts.

10.            Payroll, Withholding and Tax Reports, Returns and Payments. The preparation of the Owner's federal, state and local income tax returns is the responsibility of the Owner, but the Agent agrees that the records and reports on the Resort furnished the Owner by the Agent shall set forth all data required and shall be otherwise sufficient for the preparation of the Owner's income tax returns by an accountant or tax preparer of Owner’s sole choice. Agent, along with detailed reporting to Owner on a pay period basis, shall manage payroll of all employees of Owner working in the Resort, including payment and disbursement of paychecks out of the Operating Accounts, withholding of payroll taxes, payment of payroll taxes, local income taxes, occupational privilege taxes and other payroll taxes to the appropriate federal, state and local taxing authorities. Agent, along with Owner/Agent independent agreement, shall prepare and file all sales and use tax returns required under federal, state or local tax laws, and all employee withholding federal, state and local tax returns and W-2s required for employees of the Resort and Owner’s matching taxes and returns related thereto. Provided, however, that Agent shall have the right to refer payroll processing & associated matters to an accountant or accounting or payroll service approved by the Owner and pay the fees for such services out of the Operating Accounts as an operating expense.

11.            Maintenance of Records. The Agent shall maintain accurate, complete, and separate records showing income and expenditures relating to the operation of the Resort, and from which accounts payable and accounts receivable, available cash, and other assets and liabilities pertaining to the Resort can be readily identified and the amounts determined at any time. The Owner shall have the right at any reasonable time personally or through the Owner's representative(s), to inspect the records kept by the Agent pertaining to the Resort, including, but not limited to, all checks, bills, invoices, contracts, statements, vouchers, cash receipts, correspondence, and all other records dealing with the management and operation of the Resort; and the Owner shall have the further right to have an audit made at Owner’s expense of all account books and records pertaining to the management and operation of the Resort.

12.            Owner’s Employee Matters. All personnel shall be employees of the Owner and not the Agent, and shall be hired, paid, supervised, and discharged by the Agent on behalf of the Owner in the Owner’s name. All such personnel shall receive compensation from the respective Operating Accounts. With regard to Owner’s employees, Agent shall have the following responsibilities, authority and duties:

(a)            To locate, interview, advertise for and hire employees on behalf of the Owner in the Owner’s name.

(b)            To oversee and provide initial training and ongoing training of all employees of Owner.

(c)            To conduct such interviews and hire prospective employees as is necessary and reasonable to operate the Resort and to check references of prospective employees, with the cost of the interviewing and hiring (e.g., such as advertising, employment agencies, postage, etc.) being treated as an operating expense to be paid from the respective Operating Accounts.

(d)            To serve notice of termination of employment on employees of the Resort when the Agent deems such notices necessary.

13.            Reports.

(a)            Annual Financial Report. With respect to each calendar year ending during the term of this Agreement, the Agent will cause an annual financial report to be prepared showing all revenues, costs and expenses in detail. The report will be certified by the Agent as complete and accurate, and will be submitted to the Owner by March 15 for the preceding year.

6

(b)            Annual Physical Condition Report. The Agent will furnish an annual report with respect to the physical and operational condition of the Resort and its equipment on or about January 30 each year.

(c)            Profit/Loss Statements. The Agent will furnish monthly to the Owner a profit/loss statement detailing all receipts and disbursements for each month, such statement to be furnished on or before the twentieth (20th) day of each month for the preceding month. Such statement shall show the status of income and expenses and shall be supported by bank statements, canceled checks, vouchers, duplicate invoices, and similar documentation covering all items of income and expense, the originals of which shall be kept in the Agent's office and be available for inspection by the Owner or Owner's representative(s) at all reasonable times.

(d)            Operating Statements. The Agent shall also furnish bi-annual operating statements covering January 1 through April 31 and May 1 through August 31 each year showing the income and expense for the year to date and for the same portion of the preceding year.

14.           Insurance Coverage. The Agent shall obtain recommendations and premium quotations from at least two different insurance companies on all forms of insurance needed to protect the Owner, the Resort, and required by law, including, where appropriate, but not limited to, workers' compensation, public liability, fire and extended coverage, burglary and theft. All insurance policies required for the benefit of the Owner shall be placed with the company or companies whose bids have been accepted by the Owner and shall be in such amounts and with such beneficial interests appearing therein as shall be decided by Owner. It is also agreed between the Owner and the Agent that:

(a)            The Agent shall be named as coinsured or additional insured on all insurance policies, including those relating to public liability insurance and workers’ compensation;

(b)            Proof of all such insurance shall be delivered to the Owner in a form acceptable to the Owner;

(c)            The Agent shall promptly investigate and make a full written report on all accidents, claims, and potential claims for damages relating to the Resort, including any damage to or destruction of the Resort and the estimated cost of repair, and shall use its best efforts to meet and fulfill to the best of Agent’s ability all requirements applicable to the loss or claim imposed under the insurance policy or policies covering the loss or claim.

(d)            The cost for all premiums for all insurances shall be paid by Agent from the respective Operating Accounts as an operating expense.

15.            Legal and Accounting Services. The Agent shall refer matters requiring legal or accounting services to qualified professionals approved by the Owner and shall charge the fees for such services to the respective Operating Accounts as an operating expense. Agent may bring any legal action or proceeding on behalf of the Owner to recover possession of property or money owed or damages incurred, and shall have the authority to compromise and settle such lawsuits, with the approval of the Owner, to incur collection fees, costs, and legal fees, with the approval of Owner, or as otherwise agreed to in writing by the Agent and the Owner, and to charge such expenses to the Owner as operating expenses of the Resort to be paid from the respective Operating Accounts.

16.          Not Used

17.            General Managers. The General Managers of the Resort, such as the Hotels, and restaurants, shall be employees of Owner, but shall be subject to the supervision and control of Agent with regard to the operation of the Resort and its various facilities. The General Managers’ compensation shall be paid by and shall be the responsibility of Owner. The General Managers shall receive compensation from the respective Operating Accounts.

7

18.            Renewals. Unless written notice of termination from either party is received ninety (90) days before the expiration date of this Agreement, this Agreement shall be automatically renewed, under the same terms and conditions contained herein, for another one (1) year period, and the same notice and renewal terms shall apply to each subsequent renewal period.

19.            Termination. The term of this Agreement shall terminate under any one or more of the following conditions:

(a)            Written Notice of Termination Without Cause and Termination Fee. Either the Owner or the Agent, after this Agreement has been in effect for two (2) years from the inception of the contract date of the resort, may elect to terminate this Agreement at the close of business on the last day of the 2nd year of management by giving written notice of termination to the other party not less than sixty (60) days prior to such termination of this Agreement. Provided, however, if Owner shall terminate this Agreement pursuant to this provision, Owner shall pay a termination fee to Agent of $50,000.00. If termination is sought by Owner prior to the last day of the contract term of the 2nd year after the inception of the resort management contract, the Owner shall pay the Agent a lump sum termination fee of the estimated Management Fee for the remaining term of the Contract.

(b)            Termination on Sale of Resort and Termination Fee. The Owner shall notify the Agent at least ninety (90) days before an anticipated transfer of ownership of the Resort or any part thereof to an unrelated third party. An "unrelated third party" shall be any sole proprietorship, partnership, corporation, company or other person or business entity in which neither the Owner nor any of its partners, shareholders, directors, officers, members or owners, nor spouses nor children thereof, own an interest. On such transfer to an unrelated third party, this Agreement shall terminate; provided, however, Owner shall pay a termination fee to Agent of $100,000.00. The sale of the Resort or any part thereof to any person or business entity that does not qualify as an unrelated third party shall have no effect on this Agreement and it shall remain in full force and effect.

(c)            Cause by Owner. The term of this Agreement may be terminated voluntarily, and without further compensation, by the Owner upon sixty (60) days written notice to Agent for cause at any time for any one or more of the following reasons:

(i)             A breach of any provision of this Agreement by the Agent and Agent’s failure to remedy the breach within said sixty (60) days;

(ii)            Any fraud or felonious conduct by the Agent; or

(iii)            Embezzlement or misappropriation by the Agent of funds or property of the Owner;

(d)            Mutual Agreement. The term of this Agreement may be terminated at any time by the mutual written agreement of the Owner and Agent.

20.            Effect of Termination. On termination of this Agreement, it is agreed by both the Owner and the Agent:

(a)            That all records in the possession of the Agent pertaining to the maintenance and operation of the Resort, together with all supplies or other items of property owned by the Owner and in the Agent's possession, shall be forthwith delivered to the Owner.

(b)            The Agent's right to compensation shall immediately cease, provided further that the Agent shall be entitled to be compensated for services rendered under this Agreement prior to and including the date of termination.

(c)            That the agency created by this Agreement shall immediately cease, and the Agent shall have no further right and authority to act for the Owner, and no further responsibilities or duties hereunder.

8

21.           No Assumption of Obligations by Agent. The Agent does not and will not assume and will not be liable for any debts, liabilities, or obligations of the Owner, including, without limitation, any:

(a)            Liabilities or obligations of the Owner to Owner’s creditors;

(b)            Sales, use, payroll, income, corporate, employer or other tax liabilities or other liabilities or obligations of the Owner incurred in connection with the operation of the Resort;

(c)            Contingent liabilities or obligations of the Owner.

22.            Independent Contractor/No Joint Venture or Partnership. It is agreed that Agent is an independent contractor for all purposes. As an independent contractor, Agent has the right to exercise independent judgment as to the time, place and manner of carrying out the provisions of this Agreement. Agent shall determine the General Managers’ hours of work. Agent shall determine its own hours of work and Agent is not required to work any specified number of hours per week. Agent will not be treated as an employee of Owner with respect to services provided pursuant to this Agreement for federal tax or other purposes. At no time shall Agent be considered an employee, principal, partner, officer, director, or stockholder of the Owner. Agent covenants and agrees that it shall not represent to any third party that it is an employee, principal, partner, officer, director, or stockholder of the Owner.

23.            Mailing and Notice Requirements. All termination, renewal or default notices required under this Agreement shall be in writing, and shall be either: (a) delivered by postage prepaid, certified mail with return receipt requested or (b) regular mail with a certificate of mailing. All periodic statements, reports and other documentation are to be delivered by regular United States mail or delivered in person or by email, telegraphic or fax communication. Notices and periodic reports shall be addressed to Owner as follows: The                                               c/o                                                                                                                , with a mailing address of                                                                                                                                       , and notices to the Agent shall be addressed as follows: Fairview Hospitality, c/o Lance Lehr, President 6755 Richardson Circle, Fairview, Pennsylvania 16415.

24.            Remedies for Breach. Each of the parties hereto shall be entitled to specific performance, injunctive relief, or other equitable relief due to the breach of any terms of this Agreement by the other party, as the parties hereto acknowledge that the breach of any terms of this Agreement will cause irreparable injury and damage to the other party. The existence of these rights shall not preclude any other rights or remedies at law or in equity which Agent and the Owner may have. The rights to injunctive relief shall include the right to both preliminary and permanent injunctions without the necessity of the posting of any bond. If either party files suit to enforce the terms and its rights under this Agreement, and such party is granted any of the relief he/she/it seeks, then said party shall also be entitled to recover from the breaching party all expenses incurred in preparing for and trying the case, including, but not limited to, investigative costs, court costs and reasonable attorneys’ fees.

25.            Waiver. The waiver by either party of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof or as a waiver as to any other provisions not expressly waived. No waiver shall be effective unless in writing and signed by the party against whom said waiver is to be enforced.

26.            Governing Law. This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the State of Pennsylvania.

27.            Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, principals, agents, officers, directors, shareholders, members, partners, servants, employees, attorneys, representatives, successors and assigns.

28.            Enforceability. If any part of this Agreement is found to be invalid, illegal, or unenforceable with respect to either party or as to any set of circumstances under any present or future laws in effect at any time then, in that event, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby, and it is also the intention of the parties that in lieu of the part of this Agreement that is invalid, illegal, or unenforceable, there be added as part of this Agreement a provision as similar in terms to such invalid, illegal, or unenforceable part as may be possible and be valid, legal and enforceable.

9

29.            Complete Agreement. This Agreement is the complete agreement and understanding between the parties and there are no written or oral understandings, promises or agreements directly or indirectly related to this Agreement that are not incorporated herein.

30.            Headings. The headings and paragraph titles of this Agreement are inserted for convenience only and should not be deemed to constitute a part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals on or before the day and year first above written.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals on or before the day and year first above written.

OWNER:

 _________________________________________________________________________________________ ,

Date: __________________________________

By __________________________________________________________

AGENT:

DBA Fairview Hospitality

Date: __________________________________

By __________________________________________________________

Lance Lehr

President

10